Natus Medical Announces Record Third Quarter 2015 Financial Results

•	Record third quarter non-GAAP earnings per share of $0.39

•	Achieves third quarter 20% non-GAAP operating margin

•	Announces $232.5 million equipment and supply contract

•	Increases revenue and earnings guidance for fiscal year 2015

PLEASANTON, Calif. (October 21, 2015) - Natus Medical Incorporated (NASDAQ: BABY) today announced financial results for the three months ended September 30, 2015.

For the third quarter ended September 30, 2015, the Company reported revenue of $94.6 million, an increase of 5.2% compared to $89.9 million reported for the third quarter 2014. On a constant currency basis, revenue would have increased 6.7% to $95.9 million. GAAP net income was $10.9 million, or $0.33 per diluted share, compared with GAAP net income of $7.8 million, or $0.24 per diluted share in the third quarter 2014.

The Company reported non-GAAP net income of $12.9 million for the third quarter ended September 30, 2015, an increase of 21.7% over the prior year of $10.6 million. Non-GAAP earnings per diluted share increased 18.1% to $0.39 for the third quarter 2015, compared to $0.33 in the third quarter 2014.

For the nine months ended September 30, 2015, the Company reported revenue of $275.9 million, an increase of 5.4% compared to $261.8 million reported for the same period in 2014. On a constant currency basis, year-to-date revenue would have increased 7.1% to $280.5 million. GAAP net income was $29.4 million, or $0.89 per diluted share, compared with net income of $22.0 million, or $0.68 per diluted share in the third quarter of 2014.

The Company reported non-GAAP net income of $34.4 million for the nine months ended September 30, 2015, an increase of 23.7% over the prior year of $27.8 million. Non-GAAP earnings per diluted share increased 20.9% to $1.04 for the third quarter 2015 from $0.86 per diluted share reported for the same period in the previous year.

Excluding share repurchases, cash and cash equivalents increased by $15.5 million to $82.2 million during the quarter. The Company repurchased $6.5 million of its stock during the third quarter.

"I am very pleased with our third quarter results as we reported record revenues and earnings. We also exceeded both our revenue and earnings guidance. I am also pleased that we were able to deliver revenue growth of 5.2% results despite a $1.3 million negative currency effect on revenue during the quarter," said Jim Hawkins, President and Chief Executive Officer of the Company.

"I am most satisfied that we achieved a 20% non-GAAP operating profit margin during the quarter and am now confident that we will exceed our full year non-GAAP operating margin goal of 18%. We are increasingly confident that we can achieve and potentially exceed our long term operating margin goal of 20% in 2016.” Mr. Hawkins continued. "Both our Neurodiagnostic and Newborn Care businesses performed well in the quarter led again by outstanding performance in our domestic markets. Our new service business initiatives, Peloton, GND and NicView continue to report strong results. In addition to our record performance during the quarter, we recently secured a $232.5 million, three-year agreement between our Argentina subsidiary,

Medix, and the Venezuelan Ministry of Health. This agreement will provide over fifty hospitals with a broad range of obstetric and neonatal devices, supplies and services including more than $50 million of Medix and Natus equipment and supplies." said Hawkins.

Financial Guidance

The Company provided revenue and earnings guidance for the fourth quarter and increased its revenue and earnings guidance for the full year 2015.

For the fourth quarter of 2015, the Company increased its revenue guidance to $102.0 million to $105.0 million and guided non-GAAP earnings per share of $0.47 to $0.49.

Full year 2015 earnings guidance was increased with expected non-GAAP earnings per share of $1.51 to $1.53. Full year 2015 revenue guidance also increased to $378 million to $381 million compared to previous guidance of $376 million to $378 million.

The Company's non-GAAP earnings guidance excludes amortization of acquisition related intangibles, acquisition related charges, restructuring charges, and their related tax effects. Non-GAAP earnings guidance includes the impact of expensing employee share based compensation. All non-GAAP earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company's non-GAAP results exclude amortization expense associated with certain acquisition-related intangibles, restructuring charges, certain discreet tax items, direct costs of acquisitions and the related tax effects. A reconciliation between non-GAAP and GAAP financial measures is included in this press release.

The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that is indicative of the Company's core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company's performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to the Company's historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, October 21, 2015. Individuals interested in listening to the conference call may do so by dialing 1-800-510-0146 or domestic callers, or 1-617-614-3449 for international callers, and entering reservation code 80435628. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 23210688.The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products and services used for the screening, detection, treatment, monitoring and tracking of common medical ailments in neurological dysfunction, epilepsy, sleep disorders, newborn care, hearing impairment and balance and mobility disorders.

Additional information about Natus Medical can be found at www.natus.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding our long term goals of revenue growth and improved margins, revenue and non‑GAAP profitability for the fourth quarter and full year 2015. These statements relate to estimates and assumptions regarding future events including Natus' future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, negative effects of currency exchange rates, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2014 and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

Natus Medical Incorporated
Jonathan A. Kennedy
Sr. Vice President and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenue	$94,583	$89,876	$275,915	$261,824
Cost of revenue	35,520	33,180	104,468	102,659
Intangibles amortization	683	1,054	2,048	2,257
Gross profit	58,380	55,642	169,399	156,908
Gross profit margin	61.7%	61.9%	61.4%	59.9%
Operating expenses:
Marketing and selling	22,495	20,123	65,345	62,814
Research and development	7,700	7,462	21,866	22,272
General and administrative	10,031	12,746	33,239	34,543
Intangibles amortization	2,036	(408)	5,165	1,374
Restructuring	42	2,848	358	3,701
Total operating expenses	42,304	42,771	125,973	124,704
Income from operations	16,076	12,871	43,426	32,204
Other income/(expense), net	7	(1,441)	(1,202)	(334)
Income before tax	16,083	11,430	42,224	31,870
Provision for income tax expense	5,151	3,607	12,842	9,830
Net income	$10,932	$7,823	$29,382	$22,040
Earnings per share:
Basic	$0.34	$0.25	$0.91	$0.70
Diluted	$0.33	$0.24	$0.89	$0.68
Weighted-average shares:
Basic	32,432	31,584	32,279	31,358
Diluted	33,253	32,615	33,194	32,426

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in thousands)

	September 30,	June 30,	December 31,
	2015	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$82,201	$73,238	$66,558
Accounts receivable, net	88,905	83,341	82,277
Inventories	46,108	44,873	40,051
Other current assets	30,309	26,909	28,919
Total current assets	247,523	228,361	217,805

Property and equipment, net	17,976	18,351	17,923
Goodwill and intangible assets	195,588	198,785	189,077
Other assets	8,795	8,361	10,016
Total assets	$469,882	$453,858	$434,821

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$24,199	$19,270	$21,371
Accrued liabilities	39,193	35,988	36,024
Deferred revenue	10,191	11,112	11,745
Total current liabilities	73,583	66,370	69,140

Long-term liabilities:
Other long-term liabilities	15,538	13,722	12,966
Total liabilities	89,121	80,092	82,106
Total stockholders’ equity	380,761	373,766	352,715
Total liabilities and stockholders’ equity	$469,882	$453,858	$434,821

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)
(in thousands, except per share amounts)

	Quarter Ended		Year to Date
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
GAAP based results:
Income before provision for income tax	$16,083	$11,430	$42,224	$31,870

Restatement adjustment	—	(111)	—	(457)

Non-GAAP adjustments:
Amortization of intangibles:
Cost of revenue	683	1,055	2,048	2,256
Marketing and selling	1,709	(260)	4,131	497
Research and development	327	592	1,034	1,615

Restructuring charges (G&A)	42	2,847	358	3,701
Direct costs of acquisitions (G&A)	—	—	—	339
Non-GAAP income before provision for income tax	18,844	15,553	49,795	39,821

Income tax expense, as adjusted	5,898	4,946	15,418	11,995

Non-GAAP net income	$12,946	$10,607	$34,377	$27,826
Non-GAAP earnings per share:
Basic	$0.40	$0.34	$1.06	$0.89
Diluted	$0.39	$0.33	$1.04	$0.86

Weighted-average shares
used to compute
Basic non-GAAP earnings per share	32,432	31,584	32,279	31,358
Diluted non-GAAP earnings per share	33,253	32,615	33,194	32,426

GAAP Gross profit	$58,380	$55,642	$169,399	$156,908
Restatement adjustment	—	(111)	—	(457)
Amortization of intangibles	683	1,055	2,048	2,256
Non-GAAP Gross Profit	$59,063	$56,586	$171,447	$158,707
Non-GAAP Gross Margin	62.4%	63.0%	62.1%	60.6%

GAAP Operating profit	$16,076	$12,871	$43,426	$32,204
Restatement adjustment	—	(111)	—	(457)
Amortization of intangibles	2,719	1,387	7,213	4,368
Restructuring and other charges	42	2,847	358	4,040
Non-GAAP Operating profit	$18,837	$16,994	$50,997	$40,155
Non-GAAP Operating margin	19.9%	18.9%	18.5%	15.3%